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                                                                    EXHIBIT 99.1

      Operator: Greetings ladies and gentlemen and thank you for holding. Welcome to the Performance Food Group 2006 Forecast Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. As a reminder this conference is being recorded.

      It is now my pleasure to introduce your host Mr. John Austin, Senior Vice President and Chief Financial Officer of Performance Food Group. Thank you Mr. Austin, you may begin.

JOHN D. AUSTIN, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

      Thank you. Good morning and welcome to our conference call this morning to review our announcement earlier today of our 2006 forecast. I am joined this morning by Bob Sledd, our Chairman and CEO and Steve Spinner, our President and COO.

      As we said our -- the call is primarily intended to review our forecast for 2006. A press release was issued this morning, and a copy of that information is available on our website at www.pfgc.com.

      I'll briefly address some of the financial highlights for the year, and then Bob will provide some more insight into certain expectations for 2006.

      Let me remind you that we have not reported our full year 2005 operating results which we do expect to report on February 7th. However -- therefore we will not be commenting at all on 2005 results.

      Also certain of the statements we make in this call maybe forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve risks and are based upon current expectations and therefore actual results may differ materially. These risks are fully described in our press release and our SEC filings. We also have some non-GAAP financial measures as defined by Regulation G and a presentation of those non-GAAP measures and the most recent -- directly comparable GAAP measures will be out on our website also.

      Looking at our financial highlights, as we mentioned in our press release we expect the coming year to be one of steady growth and strong earnings improvement. Based on the current outlook for our business we anticipate net earnings per share to be in the range of $1.20 to $1.30 for the full year of 2006. This includes the pre-tax impact of our anticipated stock compensation expense of 5 to $5.5 million.

      Historically, as you know, the foodservice industry is seasonal in nature with lower sales and earnings during the first quarter of the year. This is also true of our business; sales and operating profit are historically lowest during the first quarter and then increase during the remaining quarters of the year. For the first quarter of 2006 we expect net earnings per share to be in a range of $0.11 to $0.15 per share diluted.

      On a consolidated basis our internal sales growth is expected to be in the range of 4 to 6% for the year. This rate of growth primarily reflects our focus on the growth of street business in our sales mix and our previously announced exit of certain multi-unit business in the broadline segment late in 2005.

      Internal sales growth in the broadline segment is expected to be in the low single digits for the year and internal growth in our customized segment is to be in the mid single digits for the year.

      Gross profit and gross profit margin are expected to improve for the year as we maintain our focus on growing our mix of higher margin street sales and continue to implement our procurement and category management initiatives.

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      Operating expenses and our operating expense ratio are also expected to increase primarily due to our increased investment in IT systems along with higher fuel costs, healthcare and insurance costs. Stock compensation costs are also contributing to this increase.

      In the area of our corporate costs, the sale of our fresh-cut segment and the consolidation of our corporate and broadline infrastructure in late 2005 enables us to reevaluate how we allocate our corporate costs to our business segments. As a result our broadline segment will be allocated a greater share of our information technology costs. This will lower our prior year corporate costs by allocating approximately $4.5 million to $5 million to the broadline segment.

      With the adoption of FAS 123(R) we will begin expensing stock options during the first quarter of 2006. As previously disclosed we began recognizing the expense associated with the restricted stock component of our stock compensation programs in 2005. For 2006 we expect stock compensation expense to be approximately 5 to 5.5 million. This reflects the allocable expense associated with the 2005 and anticipated 2006 option and restricted stock grants. As a result of our previously disclosed acceleration of the vesting of certain underwater stock options in the first quarter of 2005 we do not anticipate a full, normalized 4-year run rate of stock compensation cost until the 2008 fiscal year.

      Operating margins on a consolidated basis are expected to improve in the range of 10 to 20 basis points for the year. We expect broadline operating margins to improve in the range of 35 to 45 basis points for the year, reflecting the greater allocation of prior year IT costs to the broadline segment. Customized operating margins are expected to remain relatively stable for the year until we are able to add potential new customers to leverage our newly expanded capacity.

      Based on our capital structure, cash flow from operations, and anticipated borrowing needs, we expect interest expense and the loss on sale of accounts receivable to be in the range of $8 million to $10 million for 2006. We expect our tax rate to be approximately 39% in 2006 due primarily to our fresh-cut segment -- the exit of our fresh-cut segment in 2005 and the resulting changes in state apportionment factors.

      Our EPS estimates for 2006 anticipate the completion of our previously announced program to repurchase up to a 100 million of our outstanding common stock. The repurchase program is part of our effort to return proceeds from the sale of fresh-cut to our shareholders. As of the end of 2005 we completed the purchase of approximately 60 million of common stock in the current repurchase program. We currently expect to complete the balance of that program in early 2006.

      We expect depreciation for the year to be approximately 25 to 29 million, amortization to be approximately 3 to 4 million, and capital expenditures to be in the $60 to $70 million range.

      With that I will now turn it over to Bob Sledd, our Chairman and CEO.

ROBERT C. SLEDD, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

      Good morning and thanks for joining us today. I'll add to John's comments regarding our forecast for 2006 and discuss some of our strategies for the future. The investments we have been making in strengthening our infrastructure have put us in a good position to drive steady sales and strong earnings growth in 2006. The execution of the strategy we outlined earlier is driving these results in 2006 and beyond.

      In our broadline segment, we are focused on three primary strategies to improve our sales and earnings performance in 2006. First, we are working to increase our percentage of higher margin street sales in this segment. We are accomplishing this by hiring, training, retraining -- and retaining strong sales people. Second, we are maintaining our focus on improving customers' experience by

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      improving the accuracy and efficiency of our operations. We are achieving this by introducing new technologies and industry best practices throughout our operations network. And third, we are making good progress in developing and implementing our procurement and category management initiatives, leveraging our common item data platform and enhancing our vendor programs.

      In the customized segment, our capital investment during 2005 and the expansion of new capacity while adding to costs provide us the opportunity to improve our efficiencies with existing customers while positioning us favorably for potential new growth in the Casual Dinning Chain segment. Our new capacity enables us to gain new efficiencies geographically by transferring existing business between facilities. In addition, we are working to further leverage our new capacity by developing relationships with potential new customers. Companywide, we are optimistic that our aggressive investment in our company's infrastructure will enhance the execution of our core strategies and drive the continued growth and profitability of our business. We remain focused on driving standardization, improving efficiencies, and enhancing our relationships with customers to position us favorably for long-term growth.

      I will now turn the call over to Steve Spinner who will provide some commentary on our investments in IT for the coming year.

STEVEN L. SPINNER, PRESIDENT AND CHIEF OPERATING OFFICER

      Thanks Bob, and good morning everybody. Happy New Year. During our analyst meeting last year we talked about using and implementing technology to improve operational efficiencies, primarily in our warehouse management systems conversion to a common item platform and sales development and training. In 2006, we will be ramping up our IT investment as we migrate to a more standardized ERP and core transactional system. Doing so will enable us to develop and implement more centralized functions that support our commitment to category management at the national level, street sales support, service level, and business intelligence. Long-term, we expect that this conversion will drive improvements in our key operating statistics.

      We are now ready to take questions.

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QUESTION AND ANSWER SECTION

   Operator: Our first question is coming from Simeon Gutman of Goldman Sachs. Please proceed with your question.

   <Q>: Hey guys. Question about your sales guidance in the context of your EBIT margin guidance. I remember a lot of the initiatives you guys are pursuing are both profit-enhancing as well as helpful to the top line. So in a year in which you are kind of getting such outsized gains in EBIT margin, or you are expecting 35 to 45 in broadline, how come there is such a disconnect between what you expect there in the top line growth low single digit? And don't get me wrong, I think a lot of investors would favor the profit growth as opposed to the top line growth, but how come there is a difference there?

   <A - STEVEN SPINNER>: Hey good morning, Simeon, this is Steve.

   <Q>: Good morning.

   <A - STEVEN SPINNER>: If you recall back in the third quarter and the fourth quarter, we announced exiting some chain business in the broadline segment. And that was relative to pieces of business that we knew long term was not going to be a fit; it just was business that was -- very chain in nature, was not profitable for us to keep, and the reason you are seeing that sales growth in 2006 was primarily because of the exit of that business.

   <A - ROBERT SLEDD>: And that was a substantial amount of business. I mean we're talking in the neighborhood of about 200 -- $250 million.

   <Q>: Right. Okay. That's helpful. Then in general and maybe it is a kind of a connected follow up to that, what are your expectations for industry growth versus kind of market share growth within the sales guidance you've given?

   <A - ROBERT SLEDD>: When you say, market --

   <Q>: Meaning, you know, what do you kind of expect the industry to grow if you just --

   <A - ROBERT SLEDD>: I am sorry. Yeah, the real growth of the industry according to the National Restaurants Association's forecast is now 2.5% real growth and with probably no inflation for the year.

   <Q>: Okay.

   <A - STEVEN SPINNER>: And also in addition to that, again if you take a look at the markets in which we trade, we don't have any markets where we have greater than a 10% market share. So even with 2.5% real growth, there is plenty of room and plenty of opportunity for us -- our sales growth in those markets.

   <Q>: Okay. And I know you guys mentioned adding the capacity in the customized business. What kind of visibility do you guys have at this stage on that -- what kind of capacity, how much of it do you expect to be soaked up, I guess, within the first six months and then throughout the rest of the year?

   <A - ROBERT SLEDD>: We don't have any imminent new customers at this point in time. We are talking to some different customers. It's just - it's impossible to tell when that might happen. So I wish I can give you some better guide. I just can't at this point in time. We'll continue to grow customers we have, but that's -- we've got a significant amount of capacity as you know. So we are going to be adding some new customers for a while before that capacity gets used up.

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   <Q>: Okay. And then lastly, without kind of speaking specifically to the fourth quarter of '05 which you said you don't want to talk about. Can you speak to just the current operating environment in general? It seems like gas prices have moderated a bit, has that been helpful to the consumer as well as your cost structure?

   <A - ROBERT SLEDD>: The reports from the NRA, and we're seeing the same thing are that, you know, business is improved some. And so we're seeing the same sort of results here. We are seeing a -- the customer is more optimistic.

   <Q>: Okay. Thanks very much.

   <A - ROBERT SLEDD>: Okay. Thank you.

   Operator: Our next question is coming from Bill Chappell of SunTrust Robinson-Humphrey. Please proceed with your question.

   <Q - WILLIAM CHAPPELL>: Good morning. And just a couple of questions, first on the margin expansion expectations, I think in the Analyst Day, you had said closer to 20, 25 basis points of annual expansion. This is a little bit lower. Can you maybe help us, what the parts that changed there and then also inline with that, what's the difference of kind of the new regulation on stock option expenses, how much more in dollar amounts is that adding to that $5 million number?

   <A - JOHN AUSTIN>: Yeah, Bill, let me -- let me first address your question about the margin growth. Broadline, we were seeing - we are expecting some fairly substantial margin growth, a little bit on the higher side of where our historic guidance is. However, in customized, until we add a new customer and can leverage some of the cost structure we have there, in some of that capacity; we actually expect about flattish margins in customized. That's really dampening that a little bit. So that kind of gives us that 10 to 20 basis points on a consolidated basis; that, as well as some of the investments in IT that Bob and Steve have talked about, all contribute to that. Then your second question --

   <A - ROBERT SLEDD>: Well, let me add to that a little bit. Bill, is that, when we said 20 - 25 or so basis points that we were referring to broadline, not on a consolidated basis. So, we are actually exceeding those expectations in broadline with this 35 to 45 basis point improvement.

   <Q - WILLIAM CHAPPELL>: Got it.

   <A - JOHN AUSTIN>: And Bill, your second question about stock compensation,
   I'm sorry, can you repeat that?

   <Q - WILLIAM CHAPPELL>: Yeah. I just had forgotten what you had baked in for stock option expensing before the new, I guess, FAS 123?

   <A - JOHN AUSTIN>: In 2005, we expected roughly 1 million to 1.5 million, it will be closer to the 1 million, than it will be the 1.5 million for all of 2005. But that includes, - but, basically that's the expense on restricted stock which even before FAS 123(R) you are required to expense.

   <Q - WILLIAM CHAPPELL>: Right, but I mean, I'm just trying to see that FAS
   123(R) is nothing new, you kind of expected this amount coming in for this year?

   <A - JOHN AUSTIN>: Yes we did. And if you look back in some of our disclosures about the impact of accelerating these options we disclosed some of that impact. So, but we can touch base on that offline, if you have some follow-up questions on it. But --

   <Q - WILLIAM CHAPPELL>: Sounds good, and just one other -- can you maybe touch a little bit on the competitive landscape seems like SYSCO has flexed their muscles a little bit, and U.S.

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   Foodservice seems to be I guess bouncing back, - are you seeing anything different out there in terms of ability to gain market share?

   <A - STEVEN SPINNER>: I think that it's very different by market. We trade obviously in a lot of different markets. In some markets, one competitor is more aggressive than the other, and likewise in others. We haven't seen any noticeable difference on the competitive horizon in the last quarter.

   <A - ROBERT SLEDD>: The bottom line though is any one market that we have
   Bill, I mean, we typically don't have more than about 10% market share. So we still have, even if a competitor is pretty aggressive, we still have plenty of opportunity to just - to continue to grow in that market with our existing customers and picking up additional customers. So, and that's a - that's really been our focus.

   <Q - WILLIAM CHAPPELL>: Okay. Great. Thanks.

   <A - ROBERT SLEDD>: Okay. Thank you.

   Operator: Our next question is coming from Meredith Adler of Lehman Brothers. Please proceed with your question.

   <Q - MEREDITH ADLER>: Good morning. I would like to start with a real basic question, there were something in the press release about the number of shares you had at the end of the year?

   <A - JOHN AUSTIN>: Yes.

   <Q - MEREDITH ADLER>: Which seemed very low versus where you were at the end of the third quarter?

   <A - JOHN AUSTIN>: Yes, let me --

   <Q - MEREDITH ADLER>: Press release, yeah --

   <A - JOHN AUSTIN>: Okay.

   <Q - MEREDITH ADLER>: Okay.

   <A - JOHN AUSTIN>: That's the actual number of shares that we had outstanding at year end. That is not the weighted shares for the quarter. We were, as I've mentioned, we have repurchased about 60 million of shares throughout the quarter -- $60 million worth of shares. And so, obviously all of that won't be impacting -- won't be fully impacting the weighted average shares. So, our previous guidance for shares for the fourth quarter was I think around 37.5 million, something in that neighborhood.

   <Q - MEREDITH ADLER>: And that was a weighted average, the 37.5?

   <A - JOHN AUSTIN>: That's weighted average. Yeah, the 35.6 million that we disclosed in our release is the actual shares. So, you need to include the dilutive impact of options. And also, just the weighting of, when we repurchase shares throughout the quarter.

   <A - JOHN AUSTIN>: Yeah.

   <Q - MEREDITH ADLER>: Did you have any idea, what the weighted average is going to be for the year now - that you --

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   <A - JOHN AUSTIN>: Again, we are not going to comment on 2005 -- fourth quarter 2005. I think, we are trying to be helpful as far as, how to build your model for 2006. And that's the actual number of shares, that we had outstanding at December 31.

   <Q - MEREDITH ADLER>: All right. Okay.

   <A - ROBERT SLEDD>: As you know, we announced the $100 million stock buyback, and basically what John is saying is we bought back 60 million of the -- approximately 60 million of that 100 million back.

   <Q - MEREDITH ADLER>: Okay, all right. A couple of other questions; given that you have exited certain -- some of this multi-unit business in the fourth quarter of '05, does that imply that the revenue growth should be stronger in the fourth quarter of '06?

   <A - ROBERT SLEDD>: A better way, in case they like to extrapolate that..

   <A - JOHN AUSTIN>: It looks like -- it should ramp up some in fourth quarter.
   That's a logical assumption.

   <A - ROBERT SLEDD>: Quite slightly, because some of that exit didn't happen until early January.

   <Q - MEREDITH ADLER>: Okay.

   <A - ROBERT SLEDD>: And one other thing to keep in mind, in this forecast is that we have not baked in any additional multi-unit business at all. And, we will -- we will be opportunistic in multi-unit. So, those, that being said I mean we are going to be selective and opportunistic. If the right opportunities come along, we'll pick up some smaller pieces of multi-unit business, but our primary focus is, growing the street.

   <Q - MEREDITH ADLER>: And then, you said that you don't have any new customized business that's imminent. What is the probability, as sort of gravy for earnings in '06, that you do get some new business in the customized area, do you think the probability is zero, or is there some reasonable possibility by the end of --

   <A - ROBERT SLEDD>: That's a great question, which I wish I could be more definitive on, but it's impossible for me to answer that. I will tell you, if -- I don't know how long you have owned our stock, but if we do pick up a piece multi-unit business, let's say in the second half of the year, typically it takes about a quarter for us to profitize that business. So it would probably be neutral to earnings for about a quarter, so, anyway before we started to see some additional earnings. So, if we picked it up, say in the second half of the year, it would still be probably the latter part of the year before we saw any benefit to earnings from that.

   <Q - MEREDITH ADLER>: Okay.

   <A - ROBERT SLEDD>: But, we will see what happens. I mean, it's just -- it's impossible for us to tell.

   <Q - MEREDITH ADLER>: And then you didn't comment at all about on the acquisitions in the press release, but presumably you are still focused on doing acquisitions?

   <A - ROBERT SLEDD>: Absolutely. As we've said historically we have had discussions, we haven't seen companies that are -- that really fit our criteria, but we are continuing to have some discussions with some folks and we will see what happens. I mean there are obviously some good companies out there that would be good folks to have as a part of our PFG family. So we will see what happens.

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   <Q - MEREDITH ADLER>: And just my final question is, you do are talking about a very nice improvement in the broadline operating margin. You listed a bunch of things that were increasing operating expenses, but could you talk about what would be the factors that are going to drive that improvement in broadline, clearly getting rid of bad multiline business is going to be part of it, what else is driving that operating margin improvement?

   <A - STEVE SPINNER>: We've talked about a couple of things that long term and throughout 2006 are going to drive those margins. It's coming from a couple of key places, number one is national category management, using the common item platform to aggregate our purchase data to be able to negotiate stronger programs with our suppliers on a national scale. We have talked about significant expansion to our street sales headcount which drives higher margin street sales business. In 2005, we did quite a bit of work on the ops side through our warehouse management systems and our productivity systems. All those things will have a direct correlation to our expansion in the margin line.

   <A - ROBERT SLEDD>: And those are things that we've kicked -- we know that --
   specifically we kicked off in '05 and latter part of '05, and we are starting to see the benefit of '05, but we think those benefits will improve in '06, based on our trends and what we are seeing. So, we feel real good about it and have a good level of confidence in this forecast.

   <Q - MEREDITH ADLER>: Great, thank you very much.

   <A - ROBERT SLEDD>: Thank you.

   Operator: Our next question is coming from Eric Larson of Piper Jaffray. Please proceed with your question.

   <Q - ERIC LARSON>: Yeah, good morning everyone, and Happy New Year.

   <A - JOHN AUSTIN>: Thank you.

   <A - ROBERT SLEDD>: Same to you Eric.

   <Q - ERIC LARSON>: Just a quick question on the corporate unallocated, obviously you mentioned in your press release that now that fresh-cut is gone, you have the opportunity to maybe more properly reallocate where those expenses fall, particularly with IT systems, etc. I guess the broader question is, is there opportunity now that fresh-cut is gone to -- actually to reduce the overall level of your general corporate expense, and is that part of that maybe better-than-expected margin improvement in broadline?

   <A - JOHN AUSTIN>: Let me address that Eric. I think, the reallocation of corporate costs is partly because that's how we are actually organized. IT for instance now reports up through Steve, which is where we aggregate all of the broadline activities. So that's partly a driver of that in addition to the fact that a significant portion of our IT efforts are focused on the broadline segment, so that all contributed to that reallocation. However, if you remember when we exited fresh, there wasn't a huge amount of corporate costs here that was specific or separable related to the fresh business. They were fairly intact, had a fairly significant management structure out there. So we didn't expect a significant decrease in corporate costs with the exit of fresh.

   <A - ROBERT SLEDD>: And with Sarbanes-Oxley hanging out there and so forth that's causing that to some degree. And the other thing relates to IT costs and that is going to be going to broadline, but as Steve said we are putting some pretty significant initiatives and actually ramping up our IT spending this year, which we think will drive some more benefits for 2007. So we are doing some investment spending for next year.

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

   <Q - ERIC LARSON>: Okay, gotcha. And then just one, I think I know the answer to this but just further clarification on share buyback, the 60 million, is that associated -- is that the 2.1 million shares, is that $60 million that you repurchased subsequent to the Dutch auction?

   <A - JOHN AUSTIN>: Correct.

   <Q - ERIC LARSON>: Okay. Thank you.

   <A - ROBERT SLEDD>: Thank you.

   Operator: Our next question is coming from Jeff Omohundro of Wachovia Securities. Please proceed with your question.

   <Q - JEFFREY OMOHUNDRO>: Good morning everyone.

   <A - ROBERT SLEDD>: Good morning Jeff.

   <A - STEVE SPINNER>: Good morning Jeff.

   <Q - JEFFREY OMOHUNDRO>: Just a question on broadline, the margin expansion, but really maybe a little bit of an update on the initiatives around proprietary brands and how you think that it might evolve during '06?

   <A - STEVEN SPINNER>: Sure. We've talked a lot about making sure that the PFG brands that we have are in fact profitable. And with the completion of our data warehouse as well as our common item platform, we now have the ability to take a very, very hard look at the profitability of those brands as compared to the nationals and making sure that they are adding value to PFG and making sure that they are adding value to the customer as well. I think what you are going to start to see is some new expansion and rollout of PFG brands in 2006. We are real excited about the first-time-ever rollout of a West Creek Fresh brand which will cover our fresh produce initiative and that's going to be rolling out in the first quarter. We have some other line extensions and new brand rollouts scheduled throughout the year. So I think you are going to start to see some ramp up again of our brand sales as a percentage of our total street.

   <Q - JEFFREY OMOHUNDRO>: And that Q1 is that -- would that be a new category?

   <A - STEVEN SPINNER>: It is a new category for us. We created a PFG fresh produce procurement arm late in -- midway through '05, negotiated our supplier agreements, did our quality assurance testing, had the operating companies start buying those products under packer label and are in the process of converting that product into the PFG brand as we speak.

   <Q - JEFFREY OMOHUNDRO>: Very good. Thanks a lot.

   <A - ROBERT SLEDD>: Thank you.

   <A - STEVEN SPINNER>: Thanks Jeff.

   Operator: Our next question is coming from Ann Gurkin of Davenport & Company. Please proceed with your question.

   <Q - ANN GURKIN>: Good morning.

   <A - ROBERT SLEDD>: Good morning, Ann.

   <Q - ANN GURKIN>: Two things, one and with respect to your operating expense outlook, can you break it out into what you are looking for the fuel component and the healthcare component?

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

   <A - JOHN AUSTIN>: Yeah I think we can give you a little bit more clarity there. Operating expenses we expect to increase in the 30 to 50 basis points range for the year-over-year, obviously, it gets a little challenging because we are not giving it out, you know, final 2005 guidance yet. But as far as kind of directionally what the key drivers of that are, IT costs are a piece of it, healthcare and property and casualty insurance are a fairly significant part of that. Fuel is a part of that and also some of the investments in sales reps that we brought on late in '05; they won't really start to pay for themselves until late '06. So, all of those things I would say are fairly equally contributing to that 30 to 50 basis point improvement, I mean, increase in operating expense.

   <Q - ANN GURKIN>: Okay, great and then capital spending outlook for '06, it's greater than we were looking for, can you just talk about that?

   <A - JOHN AUSTIN>: I am sorry.

   <Q - ANN GURKIN>: The capital spending outlook for '06?

   <A - JOHN AUSTIN>: Capital spending. Yeah, I think the 60 to 70 million we think, you know, we are comfortable with that. Obviously, there is a component of that that's in IT. If you think about that 60 to 70 million, that is about 60% Broadline related, there are a few bricks and mortar additions that we are looking to do and then equally about 20% to customize and then 20% to kind of IT and other corporate type stuff. So, that's -- it is much more consistent with where we had been pre-Fresh Express and pre-customized expansion.

   <Q - ANN GURKIN>: Okay, great. Thanks very much.

   <A - JOHN AUSTIN>: Okay.

   Operator: Our next question is coming from Ajay Jain of UBS. Please proceed with your question.

   <Q - AJAY JAIN>: Hi, good morning.

   <A - ROBERT SLEDD>: Good morning.

   <Q - AJAY JAIN>: John, I was wondering if you can tell us what we should be assuming as far as like the corresponding tax rate that's consistent with your guidance?

   <A - JOHN AUSTIN>: I am not sure I followed, excuse me, Ajay, I am not sure I followed your question, excuse me --

   <A - ROBERT SLEDD>: The tax rate you are talking about?

   <Q - AJAY JAIN>: Yeah, just what would be the representative tax rate that we should be building into our model for '06?

   <A - JOHN AUSTIN>: Yeah, `06 is 39% as we had mentioned on our call.

   <Q - AJAY JAIN>: Okay.

   <A > ROBERT SLEDD>: That must have been a tough question.

   <A - JOHN AUSTIN>: ....choked on that. Yeah, choked on that one.

   <Q - AJAY JAIN>: Okay. Yeah, forgive me, I didn't get that earlier. And then
   I know you have already had a fair amount of discussion on what you are looking for as far as employee benefit cost

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

   but can you provide anymore granularity as far as healthcare premiums, I think at one point last year it looked like healthcare spending was up 20%, is there any --?

   <A - ROBERT SLEDD>: Yes, the trends have gone back to more normalized trends, we have been working diligently, we have actually put in some preventive healthcare programs for associates and really aggressively attacking that area to get it under control. Some things obviously, you know, when people get really sick we can't control that but they have gone back down to a more normalized. That was just a strange year. I mean, we had just sort of an unusual number of very large claims. It has gone down to a more normalized level.

   <Q - AJAY JAIN>: Okay, and you mentioned that you would be reallocating corporate costs or looking at opportunities there throughout the year, just like the healthcare question, can you quantify as far as what kind of percentage increase you are looking at for total corporate overhead?

   <A - JOHN AUSTIN>: I think if you -- after we kind of reallocate this IT cost into Broadline which we said was about 4.5 to $5 million for '05, the remaining corporate costs, the primary driver of the increase is the increase in stock compensation costs, beyond that you will see a very modest increase but not a significant number.

   <Q - AJAY JAIN>: Okay, but you don't have like a composite -- like a total percentage increase that you can provide?

   <A - JOHN AUSTIN>: I mean, you can kind of work the math and take 4.5 to 5 million out of your forecast for '05 and then grow that modestly and add an incremental $4.2 million roughly of $4 million to $4.5 million of stock compensation costs.

   <Q - AJAY JAIN>: Okay.

   <A - JOHN AUSTIN>: Okay.

   <Q - AJAY JAIN>: Okay great. And lastly, I am just going on the assumption that apart from any potential borrowing needs that might be related to finance, say an acquisition, you don't foresee any need to incur additional debt within the '06 timeframe, is that a fair assessment?

   <A - JOHN AUSTIN>: I think that is a reasonable assessment. Obviously, the --
   you know, we gave some guidance about what we expected from an interest cost and loss on sale of receivables. We have continued to have exposure out there for loss on sale of receivables because we obviously did not retire that facility.

   <Q - AJAY JAIN>: Yeah.

   <A - JOHN AUSTIN>: So, total interest cost including loss on our sale of receivables we expect to be in the 8 to 10 million range. Obviously interest rates have increased a bit, you know, over the last year, year and half so that cost has increased due to the rate increase but we don't expect a significant amount of increase in borrowings there.

   <Q - AJAY JAIN>: Okay, thank you very much.

   <A - ROBERT SLEDD>: Thank you.

   Operator: Our next question is coming from Andrew Wolf of BB&T Capital Markets. Please proceed with your question.

   <Q - ANDREW WOLF>: Good morning. I have a few questions, some are follow-ons.
   First, on the option expense, the tax treatment there is the same as any other costs, 39%, is that right?

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

   <A - JOHN AUSTIN>: Yes.

   <Q - ANDREW WOLF>: So, if not for you guys adopting 123R, it would have been about $0.08, your guidance range would have been about $0.08 a share plus or minus a penny or so higher, right?

   <A - JOHN AUSTIN>: That is the right directional.

   <Q - ANDREW WOLF>: Okay, so once you get that out there and looking at the stock down 7% and you guys essentially confirming guidance, pre-options guidance and just wondering about that. Bob earlier you said a big number for the amount of chain business, you're dropping out of Broadline, I think 200 to 250 million which was more than I thought previously, is that the right number, I mean that is 6% of the business?

   <A - JOHN AUSTIN>: Andy, maybe just to clarify that, I think, in the fourth quarter we disclosed 115 million of exit and in the third quarter we disclosed a net 35 million exit but that was actually about 80 million of exit and we are picking up new business of about 50. So, I think that was probably where you would so it's net more like a 150 on a gross exit, it was more in the neighborhood of 200 million like Bob was talking about.

   <Q - ANDREW WOLF>: Okay. And a little of that or maybe a third of that in '05 already happened and but the brunt of it --?

   <A - JOHN AUSTIN>: A very small portion of that happened in '05 but the net
   35 million happened in the fourth quarter of '05.

   <Q - ANDREW WOLF>: All right.

   <A - JOHN AUSTIN>: 115 really, most of that happened in January, late
   December or January.

   <Q - ANDREW WOLF>: Okay. So you are talking about nearly 5% of the business, which means, and I think earlier you said, the broadline budget, sales budget is all street business. So, it sounds like you -- the company is actually budgeting street business up mid-to-high single digits, am I understanding that?

   <A - JOHN AUSTIN>: Yes.

   <A - STEVEN SPINNER>: Yes.

   <A - ROBERT SLEDD>: The higher end of that.

   <A - STEVE SPINNER>: Yes, the higher end of --

   <A - ROBERT SLEDD>: And there has been an investment in street sales people and training and so forth to accomplish that, which we...

   <A - STEVEN SPINNER>: We have talked about significant, kind of, fairly significant expansion of our sales force headcount, late in the, or actually early in the fourth quarter, and we did successfully complete that expansion. So, we'll start to see the benefit of that increased headcount midway through this year.

   <Q - ANDREW WOLF>: Okay. And on the fourth quarter, in the past, you, the company has updated the fourth quarter via pre-releases or what have you, a little later in January. Are you not talking about it just because you want to focus on '06 or are you just not ready, you haven't closed the books and you are not sure what --?

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

   <A - JOHN AUSTIN>: I think the only time we've prerelease is when we were not within the guidance we had previously given to you.

   < A- ROBERT SLEDD>: So, I mean, we really don't have any reason to change the guidance.

   <Q - ANDREW WOLF>: Okay. That's what I was really getting at. And lastly the follow up on the acquisitions, I think Bob you said, you haven't quite found a perfect fit vis-a-vis the criteria the company has. Would that be more towards the fundamentals, like how good a company it is or the size or the geography or any of those issues or is it more, the price expectations of the sellers?

   <A - ROBERT SLEDD>: Probably all of the above. I mean the focus of the business what they are good at, what their focus is, their geography, there are just a number of things that come into play, and the price. Some companies have higher expectations of what they are worth than the market. But we really haven't run into that last issue. But not to say that we won't.

   <A - STEVE SPINNER>: And generally speaking there have not been a lot of transactions during the last two years really.

   <A - ROBERT SLEDD>: Yes. It's actually been pretty quiet from that respect.
   But there are some opportunities out there.

   <Q - ANDREW WOLF>: Okay. Thank you.

   <A - STEVEN SPINNER>: Thank you.

   <A - JOHN AUSTIN>: Great, Andy, thanks.

   Operator: Our next question is coming from Dana Walker of Kalmar Investments. Please proceed with your question.

   <Q - DANA WALKER>: Good morning. On the topic of first quarter seasonality, are you building in something that you haven't seen in the last couple of first quarters?

   <A - JOHN AUSTIN>: No, that's -- and if you look, kind of on our continuing operations EPS, you will see that same seasonal distribution, Dana. It's just kind of a reminder; this is really the first full year without Fresh Express and just kind of a reminder of that seasonality impact.

   <Q - DANA WALKER>: You've mentioned how customized is going to be struggling to show forward progress given the absence of new business and having to deal with new capacity. Are you expecting forward progress, though, in broadline in Q1?

   <A - ROBERT SLEDD>: I mean we do expect an earnings increase in customized, just that the margin themselves to be relatively flat and their earnings should grow pretty much in line with their sales. In broadline in Q1, we expect some progress but it's -- we have ramped up a lot of sales people and so forth, so it is probably going to be, as we progress during the year we think we will continue to pick up some momentum there. But, yes, I mean we expect some progress in Q1 and more in Q2 and so forth.

   <Q - DANA WALKER>: Is there anything behind the higher levels of depreciation, if we were to annualize the Q3 level, which would be extracting the fresh-cut effect, that would be close to $23 million, you have some of this additional customized capacity coming on, is there more to it than that?

   <A - JOHN AUSTIN>: No. That as well as, our continued investments in IT, and things like that we have forecast for '05 -- or '06, I am sorry. No, but there is nothing other than that that's unusual.

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

   <Q - DANA WALKER>: Steve, are there any markets where you've started to invest on the sales rep front, where you can describe what you're seeing so far, or is it truly too early?

   <A - STEVEN SPINNER>: Well, I mean, knock on wood, we have not run into a fair amount of difficulty in attracting the right people. So, there seems to be a lot of people who are looking to come to work for PFG as sales reps. We've now got a pretty good platform for training new reps. If you go back two or three years, it was, the training was basically get them hired and put them out on to the street as quickly as you possibly can. Today, we've got a trainer in each facility. We've got regional trainers throughout the country that have responsibility for the training in each one of the companies. We now have some fairly sophisticated web-based tools that give sales management and regional sales management the ability to look specifically into each one of our sales rep's performance in a variety of ways. So, it's considerably easier for a new sales person to be successful today than it was a couple of years ago. And that's certainly making it easier for us to get those new reps onboard and productive quickly.

   <Q - DANA WALKER>: John, on the topic of broadline margin expansion, where you cite 35 to 45 as your goals for `06. Is there anything about the `05 base that would be different than what we have seen represented in the reported numbers so far that would make that comparison peculiar?

   <A - JOHN AUSTIN>: No, not in -- I think other than the IT costs reallocation for 2005, which will be a change to what you've seen in the reported numbers, and as I said, that's about a $4.5 to $5 million impact for '05, and when you normalize that, that's really the only unusual thing that you need to take into account.

   <Q - DANA WALKER>: But we are going to be adding 4.5 to 5 to the '05 figure, thus taking --

   <A - JOHN AUSTIN>: margins down --

   <Q - DANA WALKER>: 10 to 12 basis points out of the broadline number for '05, so the base is the same. We are comparing apples-to-apples, because we will have adjusted both numbers.

   <A - JOHN AUSTIN>: Exactly.

   <A - STEVEN SPINNER>: Right.

   <A - ROBERT SLEDD>: Exactly

   <Q - DANA WALKER>: All right, that's all I have, thank you.

   <A - ROBERT SLEDD>: Great. Thank you.

   <A - JOHN AUSTIN>: Thanks, Dana.

   Operator: We have no further questions in the queue at this time. I would like to turn the floor back over to the speakers.

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

ROBERT C. SLEDD, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Okay, super. In closing, I would like to thank you for joining us today, and for your interest in our company. We have got a strongest team ever, and we are very focused on driving initiatives forward. We do expect strong results in 2006 and at the same time, we are aggressively investing in our future to drive solid long-term results for our shareholders. We look forward to you joining us again for our year-end call in a few weeks. Thanks, and have a great day.

Operator: Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

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